Exhibit 99.1

Body Central Corp. Announces Fourth Quarter 2011 Sales Results

Comparable Store Sales Increase 7% in Fourth Quarter 2011

Expects Earnings Results at High End of Guidance Range

Jacksonville, FL - January 9, 2012 - Body Central Corp. (Nasdaq: BODY) today announced sales results for the fourth quarter and fiscal year 2011.

Sales results for the fourth quarter ended December 31, 2011:

•                  Net revenues for the quarter increased 20% to $80.7 million, compared to $67.1 million for the fourth quarter of 2010.

•                  Store sales rose 21% to $73.0 million.  Comparable store sales increased 7%.

Sales results for the fifty-two weeks ended December 31, 2011:

•                  Net revenues increased 22% to $296.5 million from $243.4 million for the same period a year ago.

•                  Store sales rose 25% to $261.9 million driven by a comparable store sales increase of 11% and a net store unit increase of 15% from the prior year.

Fourth Quarter and Full Year 2011 EPS Outlook:

•                  Based on sales results in the fourth quarter, the Company now expects fourth quarter EPS to be in the range of $0.36 and $0.37, and $1.21 to $1.22 for Fiscal 2011, both at the high end of the previous guidance range.

Allen Weinstein, Body Central’s President and CEO, stated: “Our fourth quarter sales were driven by our continued focus on providing on-trend fashion at value prices. In addition to the solid comparable store sales increase, our new stores and e-commerce business turned in a strong sales performance for the fourth quarter.  Due to the unseasonably warm weather, we took timely markdowns on cold weather categories to ensure that we were in a good inventory position to start the new year.  We believe that our overall sales results continue to validate our future growth potential.”

About Body Central

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of January 9, 2012 the Company operated 241 specialty apparel stores in 24 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central(R) and Lipstick(R) labels.

CONTACT:

Tom Stoltz

Executive Vice President and Chief Financial Officer

904-207-6720

tstoltz@bodyc.com

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) our ability to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) our new stores or existing stores achieving sales and operating levels consistent with our expectations; (6) the success of the malls and shopping centers in which our stores are located; (7) our dependence on a strong brand image; (8) our direct business growing consistently with our growth strategy; (9) our information technology systems supporting our current and growing business, before and after our planned upgrades; (10) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (11) our dependence upon key executive management or our inability to hire or retain additional personnel;  (12) disruptions in our supply chain and distribution facility; (13) our indebtedness, if any, and lease obligations; (14) our reliance upon independent third-party transportation providers for all of our product shipments; (15) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (16) the seasonality of our business; (17) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (18) the impact of governmental laws and regulations and the outcomes of legal proceedings; (19) restrictions imposed by our indebtedness on our current and future operations; (20) our maintaining effective internal controls; and (21) our ability to protect our trademarks or other intellectual property rights.